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                                 EXHIBIT 23.2
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                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-00674) of our report dated March 4, 1996, except as to the fourth paragraph for which the date is November 6, 1996, on our audits of the consolidated financial statements of SI Diamond Technology, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and for each of the years then ended, which refers to uncertainty regarding the ability of the Company to continue as a going concern. We also consent to the reference to our firm under the caption "Experts".

                                          COOPERS & LYBRAND L. L. P.

Houston, Texas
November 6, 1996